Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 8th day of February, 2018 (the “Effective Date”), by and between SandRidge Energy, Inc., a Delaware corporation (the “Company”), and William M. Griffin, Jr. (“Executive”).

WHEREAS, Executive currently serves as a non-employee member of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to enter into an employment agreement with Executive for Executive to serve as the Company’s interim President and Chief Executive Officer, and Executive is willing to serve as interim President and Chief Executive Officer of the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by Executive and the Company as follows:

1. Employment.

a. Term. Executive’s employment under this Agreement shall commence on the Effective Date and shall terminate 5 days after the date a successor President and Chief Executive Officer is appointed by the Board and commences duties, unless terminated earlier by either party upon 30 days’ advance written notice pursuant to the procedures set forth in Section 4 hereof (the “Employment Term”). Subject to Section 2(b), upon termination of Executive’s employment, Executive (or his estate, heirs or beneficiaries, as applicable) shall be entitled to (i) payment of any earned, but unpaid Salary, (ii) payment of any accrued but unused vacation or paid time off, and (iii) any employee benefits to which Executive is entitled upon termination of employment in accordance with the terms of the applicable plans and programs of the Company in which he is then a participant.

b. Duties. During the Employment Term, Executive shall serve as interim President and Chief Executive Officer of the Company and shall report solely to the Board. Executive agrees that he shall perform his duties faithfully and efficiently and to the best of his abilities, subject to the directions of the Board. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company. Notwithstanding the foregoing, Executive may continue to serve on the board of directors of up to two other companies unless otherwise approved by the Board. During the Employment Term, the Company shall provide Executive with an office and administrative support at the Company’s headquarters commensurate with his position.

c. Board Service. During the Employment Term, Executive shall continue to serve as a director; provided, however, that Executive shall and hereby does resign from his service as a member of the Audit Committee and Compensation Committee of the Board. Upon termination of the Employment Term, Executive shall resume service as a non-employee member of the Board.

2. Compensation.

a. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Salary”) at the gross rate of $70,000 per month, payable in accordance with the Company’s payroll practices as in effect for senior executives and prorated for any partial month in the Employment Term.

b. Annual Bonus. During the Employment Term, Executive will be eligible to participate in a bonus program. Executive’s target bonus will be 50% of his Salary with the amount of the bonus actually paid to Executive determined by the Compensation Committee based on performance objectives established by the Compensation Committee. Executive recognizes and acknowledges that the award of bonus compensation is not guaranteed or promised in any way; provided, however, that in the event of a Change In Control as defined in Appendix A, Executive’s right to payments under the bonus program will vest for the duration of the Employment Term and such payments will be made for the duration of the Employment Term at the greater of target or at the amount calculated by the Compensation Committee.

c. Board Compensation and Stock Ownership Requirements. During the Employment Term, Executive (i) shall continue to receive the annual equity compensation award granted to non-employee members of the Board, (ii) shall not receive the annual cash retainer or other cash fees paid to non-employee members of the Board, and (iii) shall continue to vest in his outstanding equity awards as if he remained a non-employee member of the Board during the Employment Term. During the Employment Term, Executive shall remain subject to the stock ownership requirements, if any, applicable to non-employee members of the Board, but not to the stock ownership requirements, if any, applicable to executives of the Company.

d. Benefits. Executive shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for senior executives. Executive shall be eligible to participate in all employee benefit plans and programs maintained by the Company for its full-time employees; provided, however, that Executive shall not be entitled to participate in any severance plan or otherwise receive any severance benefits. Nothing herein shall affect the Company’s right to alter, suspend, amend or discontinue any and all of its benefit plans, fringe benefits or policies, in whole or in part, at any time with or without notice in accordance with applicable law.

e. Legal Fees. The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with the negotiation and review of this Agreement and any documents ancillary thereto.

f. Expense Reimbursement. During the Employment Term, the Company shall reimburse Executive, in accordance with the Company’s policies and procedures, for all expenses incurred by Executive in the performance of Executive’s duties hereunder. For the avoidance of doubt, expenses reimbursable by the Company hereunder shall include reasonable commuting expenses incurred by Executive for travel from his residence in Dallas, Texas to the Company’s headquarters in Oklahoma City, Oklahoma, including up to $2,500 monthly for the cost of housing in or near Oklahoma City, Oklahoma.

3. Federal and State Withholding. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

4. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other parties hereto (or such other address for such parties as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such parties pursuant to this Section 4.

If to the Company, to:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Attention: Chairman of the Board of Directors

If to Executive, to the last address set forth on the payroll records of the Company.

5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6. Indemnification; D&O Insurance. The Company and Executive entered into an Indemnification Agreement dated as of October 4, 2016 (the “Indemnification Agreement”). The Indemnification Agreement shall apply with full force and effect to Executive’s services as President and Chief Executive Officer (in addition to his services as a member of the Board) in accordance with the terms thereof. Executive shall be covered by the Company’s directors and officers liability insurance for his services as President and Chief Executive Officer (in addition to his services as a member of the Board) to the same extent as other members of the Board.

7. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

8. Successors and Assigns. This Agreement shall be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. Executive may not assign this Agreement and any such assignment shall be null and void.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Oklahoma, without regard to principles of conflict of laws. To the extent that any party attempts to bring an action in court, Executive and the Company stipulate that personal jurisdiction over them in the state courts of Oklahoma is proper and agree that venue shall lie solely in the courts of Oklahoma over any such action.

10. Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. Any reimbursement or advancement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ WILLIAM M. GRIFFIN WILLIAM M. GRIFFIN

SANDRIDGE ENERGY, INC.

By:	/s/ Philip T. Warman
	Name:	Philip T. Warman
	Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page for William Griffin Employment Agreement]

APPENDX A

Change in Control. For the purpose of this Agreement, a “Change in Control”shall mean that any one of the following applies:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (a) the following acquisitions by a Person will not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(2) The individuals who, as of the Executive’s original date of hire constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the date described in the preceding sentence whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will be deemed a member of the Incumbent Board only upon the third anniversary of such assumption of office.

(3) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.